Exhibit 99.2

CHW Acquisition Corporation Announces Closing of Upsized $125,000,000 Initial Public Offering Including Partial Exercise of Over-Allotment Option

New York, NY, September 1, 2021

CHW Acquisition Corporation (the “Company”), a newly incorporated blank check company, today announced the closing of its upsized initial public offering of 12,500,000 units, including 1,500,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $125,000,000 million.

The Company’s units commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “CHWAU” on August 30, 2021.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The focus of the team is to pursue a business combination within the consumer, health and wellness or retail sector. The management team is led by Jonah Raskas, Mark Grundman, and Paul Norman, the former President of Kellogg’s North America.

Each unit consists of one ordinary share and one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share. Once the securities comprising the units begin trading separately, the Company expects that the ordinary shares and redeemable warrants will be listed on the Nasdaq under the symbols “CHWA” and “CHAW,” respectively.

Chardan acted as the sole book-running manager of the offering.

Of the proceeds received from the consummation of the offering and a simultaneous private placement of warrants, $125,000,000 million was placed in the Company’s trust account. An audited balance sheet of the Company as of September 1, 2021, reflecting receipt of the proceeds upon consummation of the offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. When available, copies of the prospectus may be obtained from Chardan, 17 State Street, Suite 2100 New York, New York 10004.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on August 30, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the anticipated use of the net proceeds. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About CHW Acquisition Corporation

CHW Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The focus of the team is to pursue a business combination within the consumer, health and wellness or retail sector.

Media Contact

Investor Contact:
Jonah Raskas
Co-Chief Executive Officer, CHW Acquisition Corporation
(914) 603-5016